Exhibit 99.1

LOUD Technologies Reports

Second Quarter Results

(Unaudited)

WOODINVILLE, Washington – August 10, 2006 – LOUD Technologies Inc.  (LOUD)  (NASDAQ:LTEC) today announced results of operations for the three and six month periods ended June 30, 2006, highlighted by net income of $0.3 million for the second quarter.  Diluted earnings per share on the second quarter 2006 net income was $0.06 versus a loss of $0.36 per diluted share in the second quarter of 2005.

Second Quarter Results (unaudited)

Revenue for the second quarter of 2006 decreased $0.8 million to $53.5 million from $54.3 million for the second quarter of 2005.

Gross profit increased by $2.2 million to $17.8 million, or 33.2% of net sales, in the second quarter of 2006 compared to $15.6 million, or 28.8% of net sales, in the comparable period in 2005.  The gross profit for 2005 was reduced by $2.4 million, or 4.4% of net sales, by the impact of recording St. Louis Music’s inventories at fair value as a result of the purchase price allocation of St. Louis Music.

SG&A expenses decreased to $12.0 million for the second quarter of 2006 compared to $12.9 million in the second quarter of 2005.  This decrease was primarily attributable to the benefit of lower commission costs related to our new direct sales program.  We expect lower selling, general and administrative costs in future quarters due to the effects of our restructuring plan related to the consolidation of the St. Louis Music operations, along with the ongoing cost benefits of our new direct sales program.

Operating income for the second quarter of 2006 was $2.1 million, which included restructuring costs of $0.5 million for severance payments related to reductions in workforce in the consolidation of the St. Louis Music and service operations.  This compares to operating income of $0.1 million for the second quarter of 2005.

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Six Month Results (unaudited)

Revenue for the six months ended June 30, 2006 increased by $17.9 million to $112.1 million compared to $94.2 million for the six months ended June 30, 2005.  The 2006 period includes a full six months of sales from the historical St. Louis Music brands as opposed to the comparable period in 2005 which includes sales from the historical St. Louis Music brands only from the acquisition date of March 5 through June 30.

Operating income for the six months ended June 30, 2006 was $3.5 million, which included restructuring costs of $0.6 million for severance payments related to reductions in workforce in the consolidation of the St. Louis Music and service operations.  This compares to operating income of $1.9 million for the comparable period in 2005.

The net loss for the six months ended June 30, 2006 was $0.3 million, or $0.06 per diluted share.  This compares to net income of $1.6 million, or $0.35 per diluted share, in the comparable period in 2005.  Included in the 2005 number is a gain from the discontinued operations of the Company’s former Italian subsidiary of $2.8 million, or $0.60 per diluted share.

About LOUD Technologies Inc.

LOUD Technologies Inc. (www.loudtechinc.com) is one of the world’s largest manufacturers and distributors of professional audio and music products.  As the corporate parent for world-recognized brands including Alvarez, Ampeg, Crate, EAW, Knilling, Mackie, SIA and TAPCO, LOUD Technologies produces and distributes a wide range of digital recording products, loudspeakers, commercial audio systems, audio and music software, guitars, guitar and bass amplifiers, and orchestral string instruments.  LOUD Technologies’ brands can be found in professional and project recording studios, video and broadcast suites, post-production facilities, sound reinforcement applications including churches and nightclubs, and retail locations and on major musical tours.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words - “believe”, “expect”, “anticipate”, “intend”, “will” and similar expressions are examples of words that identify forward-looking statements.  These forward-looking statements include statements about the anticipated success of our management initiatives in driving future profitability, and are based on current expectations and assumptions based on information currently available to us.  These forward-looking statements may be affected by the risks and uncertainties associated with our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2005.  We do not assume, and expressly disclaim, any obligation to update these forward-looking statements to conform them to actual results or changes in the Company’s expectations.

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LOUD TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except for per share data)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Net sales	$53,547	$54,290	$112,111	$94,235
Cost of sales	35,771	38,642	74,706	65,252
Gross profit	17,776	15,648	37,405	28,983

Operating expenses:
Selling, general and administrative	11,986	12,865	26,746	22,410
Research and development	3,230	2,703	6,486	4,658
Restructuring costs	495	—	645	—
Total operating expenses	15,711	15,568	33,877	27,068

Operating income	2,065	80	3,528	1,915

Other income (expense):
Interest income	38	104	124	133
Interest expense	(1,656)	(1,442)	(3,300)	(2,304)
Management fee	(269)	(238)	(531)	(566)
Other	156	(177)	(22)	(329)
Total other expense	(1,731)	(1,753)	(3,729)	(3,066)

Income (loss) before income taxes and discontinued operations	334	(1,673)	(201)	(1,151)

Provision for income taxes	14	17	74	43

Income (loss) from continuing operations	320	(1,690)	(275)	(1,194)

Recognized gain on discontinued operations, net of income tax expense of $58	—	—	—	2,827

Net income (loss)	$320	$(1,690)	$(275)	$1,633

Basic net income (loss) per share:
Net income (loss) from continuing operations	$0.07	$(0.36)	$(0.06)	$(0.25)
Net income (loss) from discontinued operations	—	—	—	0.60
Net income (loss) per share	$0.07	$(0.36)	$(0.06)	$0.35

Diluted net income (loss) per share:
Net income (loss) from continuing operations	$0.06	$(0.36)	$(0.06)	$(0.25)
Net income (loss) from discontinued operations	—	—	—	0.60
Net income (loss) per share	$0.06	$(0.36)	$(0.06)	$0.35

Shares used in computing basic and diluted net income (loss) per share:
Basic	4,806	4,754	4,806	4,727
Diluted	4,932	4,754	4,806	4,727

LOUD TECHNOLOGIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	June 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$356	$468
Accounts receivable, net of allowances of $2,055 and $2,224, respectively	28,854	28,224
Inventories	41,577	39,290
Prepaid expenses and other current assets	1,821	1,859
Total current assets	72,608	69,841

Property, plant and equipment, net	7,306	7,863
Goodwill	2,248	2,248
Other intangible assets, net	11,774	12,198
Deferred financing costs	3,034	3,378
Other assets	17	17
Total assets	$96,987	$95,545

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$11,121	$9,595
Accounts payable	17,995	16,133
Accrued liabilities	10,516	10,009
Taxes payable	1,212	1,293
Current portion of long-term debt	2,645	3,306
Current portion of payable to former Italian subsidiary	1,700	2,200
Other current liabilities	3,041	—
Total current liabilities	48,230	42,536

Long-term debt, excluding current portion	39,621	40,944
Deferred tax liabilities	67	40
Other liabilities	—	2,938
Total liabilities	87,918	86,458

Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value. Authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value. Authorized 40,000,000 shares, issued and outstanding 4,566,202 at June 30, 2006 and December 31, 2005	41,045	40,788
Accumulated deficit	(31,976)	(31,701)
Total shareholders’ equity	9,069	9,087
Total liabilities and shareholders’ equity	$96,987	$95,545